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                                                                   EXHIBIT 10.28

MEMORANDUM OF UNDERSTANDING

1. This Memorandum describes the principles and terms of a strategic partnership between Cogent Light Technologies (CLT) and Vista Medical Technologies (VMT) to develop and market CLT single fiber light technology for emerging applications in cardiovascular surgery.

2. CLT and VMT recognize that minimally invasive cardiovascular surgery represents a significant business opportunity, but is in an emerging phase and will require specifically designed systems to ensure efficacy. VMT has formed a CardioThoracic Endosurgery Division and is committed to making a substantial investment in product development and marketing to maximize market share. VMT possesses enabling proprietary technology for this application which has been validated by leading cardiovascular surgeons, who have joined VMT's clinical advisory board. CLT owns proprietary single fiber light delivery systems which have substantial potential application in this field, when integrated with instrument or endoscope systems and marketed as a cardio-system solution.

3. CLT and VMT therefore wish to co-operate to develop products for minimally invasive cardiac surgery which incorporate single fiber light delivery and are based upon a uniquely defined and designed light source. Such a light source will incorporate standard Cogent connectors and technology. The chassis design and possibly the power configuration of output ports will be unique. The product will be available exclusively via VMT; Cogent will not provide customized single fiber light delivery systems to any other companies for which the business focus is minimally invasive cardiac surgical applications and VMT agrees to keep such know-how confidential and use such know-how only for the purposes contemplated by this Memorandum unless modified in writing by both parties. The VMT cardio-system will be differentiated from standard Cogent products and will carry the logo Cogent Connection to reference the incorporation of CLT proprietary technology. In addition, Cogent will provide to VMT on an exclusive basis its engineering know-how regarding the incorporation of single fiber and related technologies into products for minimally invasive cardiac surgery pursuant to this agreement that connect to its single fiber optic light delivery cables. Although Cogent agrees not to solicit actively OEM relationships with companies for which the focus of business is the endocardio-thoracic market, it is understood, however, that CLT may market standard Cogent systems under the CLT label, either as a Cogent Light branded product or as a Cogent Connection branded product under a private label, without restriction on their application, as long as the same product is being sold either directly through its direct distribution channels or as a standard OEM product. In the event that such systems are sold to companies for which the business focus is the endocardiac surgical market, Cogent will not make available to these companies its engineering methods for incorporating into surgical products the advantages afforded by single fiber optic light delivery systems.

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Memorandum of Understanding
Cogent Light
Page Two


     In return for CLT's exclusive co-operation with VMT in the development of lighted surgical instrumentation for minimally invasive cardiac procedures, VMT agrees to incorporate only the VMT single fiber optic light source developed by CLT as a part of the overall VMT system, provided that this light source meets all of VMT's performance requirements.

4. It is recognized that VMT may elect to enter into a joint-marketing agreement with or be acquired by another company ("Third Party") with business activity concentrated in the minimally invasive cardiac area. In this event, it is envisaged that the substance of the CLT/VMT agreement will also transfer, respectively, either by the creation of a three party agreement among VMT, CLT, and the Third Party or by the creation of an agreement between CLT and the Third Party. It is agreed that CLT will participate in discussions prior to the finalization of such an agreement, but will do so as part of the CLT/VMT group. In the event CLT elects not to become a party to such an agreement, CLT technology will continue to be available to VMT on a non-exclusive basis.

5.   The strategic relationship envisages three phases of co-operation.

         (i) Phase One - product definition phase. This phase will include definition of clinical requirements and technical milestones. During this Phase a definitive agreement will also be worked out; it is understood that for the duration of Phase One, CLT and VMT will work with each other exclusively on this program, pending the definitive agreement. (Two months)

         (ii) Phase Two - product development and pre-production phase. This phase will execute the program defined in Phase One and include ongoing clinical evaluation of prototypes and determination of manufacturing capacity (Nine months.) During Phase Two, VMT will make a reasonable effort to enter into a marketing agreement with a Third Party with demonstrated leadership or high market potential in the minimally invasive cardiac market. Upon the signing of a mutually agreed letter of intent with such a third party and the completion of Phase Two prototype-verification, the parties will enter Phase Three. In the event that such letter of intent is not signed, VMT and CLT agree to re-examine issues associated with exclusivity and to negotiate Phase Three requirements if continued exclusivity is mutually agreed upon. In the event that VMT and CLT are unable to come to agreement on the terms of continued exclusivity, CLT will continue to make available to VMT its single fiber technology on a non-exclusive basis and will continue to supply

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Memorandum of Understanding
Cogent Light
Page Three


                on an exclusive basis the light source and any other products developed for VMT specifically under Phase Two.

         (iii) Phase Three - manufacturing and marketing phase. Products will be launched at the STS meeting in San Diego in January 1997, with shipments to begin no later than March 1997. There will be no minimum sales requirements for 1997, but (assuming shipments begin in March 1997), sales targets will be mutually agreed for 1998 and subsequent years.

6. No transfer of intellectual property from one side to the other is envisaged as a result of this agreement. Improvement to existing technology derived from this agreement will remain the property of the owner of the original technology. New intellectual property, if created, will be jointly owned by CTL and VMT and cross-licensed to each other.

7. CLT and VMT will designate responsible staff members to manage each phase of this agreement; it is the responsibility of the staff member to co-ordinate response internally and to communicate with his/her opposite number. For VMT during Phase One J. Lyon will be responsible for contractual matters, A. Newman for product definition and K. Hori (or designate) for establishment of determination of clinical requirements, technical configuration and milestones.

8. The principles of this memorandum will be submitted to VMT's Board of Directors on February 15, for approval to proceed with Phase One. CLT will receive similar approval on or around March 1, 1996. It is understood that a definitive agreement at the end of Phase One is subject to the approval of both Boards of Directors.


Signed:     /s/ John Lyon                 Signed:    /s/ Douglas Brenner
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       For Vista Medical Technologies            For Cogent Light Technologies

Name:       John Lyon                     Name:      Douglas Brenner
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Title:      President                     Title:     President
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Date:       March 26, 1996                Date:      27 March 1996
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